Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 002-84776 on Form N-1A of our reports each dated January 14, 2011 relating to the financial statements and financial highlights of Fidelity Advisor Equity Income Fund and Fidelity Advisor Equity Value Fund; and of our reports each dated January 18, 2011 relating to the financial statements and financial highlights of Fidelity Advisor Equity Growth Fund and Fidelity Advisor Growth Opportunities Fund; and of our reports each dated January 19, 2011 relating to the financial statements and financial highlights of Fidelity Advisor Growth & Income Fund, Fidelity Advisor Large Cap Fund, Fidelity Advisor Strategic Growth Fund and Fidelity Advisor Value Strategies Fund; and of our report dated January 21, 2011 relating to the financial statements and financial highlights of Fidelity Advisor Mid Cap Fund, each a fund of Fidelity Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2011